Exhibit 99.1

PRESS RELEASE

LIBERTY GLOBAL REPORTS SECOND QUARTER 2009 RESULTS

Rebased Operating Cash Flow Growth of 8% in Q2 & YTD

Free Cash Flow of $496 Million YTD

Consolidated Liquidity of $3 Billion

Englewood, Colorado – August 4, 2009: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the second quarter (“Q2”) ended June 30, 2009. Highlights for the quarter compared to the same period for 2008 (unless noted), include:

•                  Revenue of $2.65 billion, reflecting 4% rebased1 growth

•                  Operating Cash Flow (“OCF”)2 of $1.17 billion, representing rebased growth of 8%

•                  OCF margin3 of 44.1%, an increase of 190 basis points

•                  Total RGU4 additions of 206,000, including 198,000 organic RGU additions

•                  Net loss of $93 million attributable to LGI stockholders, due principally to non-operating items

•                  Free Cash Flow (“FCF”)5 of $332 million in Q2, a sequential increase of 103% over Q1 2009

President and CEO Mike Fries said, “Our mid-year results reflect the continued resilience of our business and the increasing relevance of our products and services to our customers. For the first six months of 2009, we achieved rebased OCF growth of 8%, which is above our full-year guidance range of 5-7%, and record free cash flow of $496 million. In light of this performance, we are reconfirming our guidance targets for 2009.”

“In the first half of the year, we added 1.5 million organic digital video, broadband and voice subscribers, a 10% increase over the same period in 2008. Most of these additions came from our digital cable services which continue to gain momentum as we enhance our digital offerings. For example, we launched VoD6 services in Austria and Switzerland in Q2 and recently announced an important partnership between UPC and RTL, a key commercial broadcaster in the Netherlands. This collaboration will serve as a model for us in other markets and, in Holland, will further differentiate UPC with a richer ‘catch-up TV’ offer and additional HD feeds of popular channels.”

“We are encouraged by the potential for our next-generation broadband services, as ‘3.0’ technology enables us to offer downstream speeds vastly superior to our DSL-based competition. In late Q2, we launched 100+ Mbps, ‘Fiber Power’ products in the capital cities of Austria and Hungary and completed our national roll-out in the Netherlands. In mid-June, we also repositioned our broadband products in Holland to make them more affordable as part of our bundling strategy. Early results in the Netherlands have been positive, as we have seen an increase of approximately 30% in broadband sales since the repricing, with over 75% of new customers taking speeds of at least 25 Mbps. In Europe, we are rapidly expanding the availability of our ‘3.0’ services, which should help drive RGU growth during the fall 2009 selling season.”

“Also during Q2, we strengthened our balance sheet through over $5.5 billion of maturity extensions, as well as opportunistic financings. We ended the quarter with a consolidated liquidity position of $3.1 billion, including over $1.2 billion of liquidity accessible to the parent company.7 We also remained active under our stock buyback program, having purchased over $250 million of equity so far in 2009, and we recently approved another $250 million increase to our buyback program. With our growth outlook, liquidity position, and commitment to stock repurchases, we continue on the path to creating substantial shareholder value.”

PRESS RELEASE

Disposition of UPC Slovenia

On July 15, 2009, we completed the sale of UPC Slovenia to Mid Europa Partners for a cash purchase price of €119.5 million ($167.9 million), before working capital adjustments. In our condensed consolidated financial statements, UPC Slovenia is classified as a discontinued operation. Therefore, our revenue, OCF, FCF and subscriber metrics exclude UPC Slovenia’s results for all periods presented.8

Subscriber Statistics

At June 30, 2009, our 16.7 million customers subscribed to a total of 26.6 million services, represented by 15.3 million video, 6.4 million broadband internet and 4.9 million telephony RGUs. We added 206,000 new RGUs from our continuing operations in the quarter, of which 198,000 were organic additions, and the balance added through small acquisitions in Austria and Hungary. Of our organic total, telephony and broadband internet accounted for 150,000 and 128,000 additions, respectively, and video accounted for a loss of 80,000 RGUs.

Our organic subscriber growth continues to be driven by the success of our advanced services,9 which have grown to represent 70% of our total RGU base. For the three and six months ended June 30, 2009, we organically added 650,000 and 1.5 million advanced service subscriptions, respectively, which reflect a 4% decrease and a 10% increase, respectively, over the comparable prior year periods. In both 2009 periods, Telenet’s advanced service additions grew approximately 70% as compared to the corresponding 2008 periods, capitalizing on an expanded digital footprint and bundled product offerings. Our continued growth in advanced services across LGI has resulted in part from the success of our bundling strategy. We ended the second quarter with 6.6 million or 40% of our customers taking a multi-product bundle, which reflects a 15% improvement in bundled customers over the last twelve months.

Digital cable remains the strongest of our advanced services, as we added 370,000 and 865,000 organic subscribers in the three and six months ended June 30, 2009, respectively. These gains represent improvements of 10% and 42%, respectively, over the corresponding prior year periods. For the fifth consecutive quarter, our Central and Eastern European (“CEE”) operations posted the highest regional total for organic digital cable additions. As a result, we have increased digital penetration10 in CEE from 8% at June 30, 2008 to 24% at June 30, 2009.

We finished Q2 with nearly 6.0 million digital cable RGUs and consolidated penetration of 43%, which is a significant increase above our 30% penetration rate at June 30, 2008. We continue to realize ARPU11 uplift from migrating customers from analog to digital and by upselling digital customers to premium tiers and advanced services. For example, at our UPC Broadband Division (“UPC”), we estimate that on average our digital cable ARPU is more than 90% higher than our analog ARPU. This ARPU uplift is driven in part by the fact that we now offer DVR functionality in all nine UPC markets, HD in eight markets and VoD in three markets. At UPC, more than 35% of our digital cable subscriber base is taking a DVR and/or HD service.

Offsetting our strong growth in digital cable is the ongoing trend of analog subscriber losses at both UPC and Telenet. These two operations were responsible for LGI’s organic loss of 80,000 video subscribers in the second quarter. However, as compared to the first quarter of 2009, we experienced 16,000 fewer organic video subscriber losses. This improvement was driven largely by stronger sequential results at J:COM, which added 20,000 video subscribers in Q2 as compared to a small loss in Q1, as well as better performances at VTR and Austar.

In terms of the other key advanced products of broadband internet and telephony, we added a combined total of 278,000 and 586,000 organic RGUs in the three and six months ended June 30, 2009, respectively. Our second quarter results were slightly below the previous four quarter average of 305,000 organic additions for broadband internet and telephony, due in part to seasonality trends in Europe. With respect to next-generation broadband internet, approximately 50% of UPC’s two-way footprint is now capable of supporting speeds of 100+ Mbps. With our recent and forthcoming EuroDOCSIS 3.0 broadband internet launches, we are poised to reinvigorate

PRESS RELEASE

broadband subscriber growth and drive market share gains, as well as voice growth through repositioned bundling programs.

Revenue

For both the three and six months ended June 30, 2009, our revenue decreased 2% to $2.65 billion and $5.22 billion, respectively, as compared to the corresponding prior year periods. Underlying our reported decline for both periods in 2009 is the unfavorable impact of the strengthening U.S. dollar relative to our functional currencies on a year-over-year comparison. Adjusting for the effects of foreign currency (“FX”) movements, we achieved revenue growth of 8% for both the three and six months ended June 30, 2009, as compared to the respective 2008 periods. This expansion largely reflects a combination of organic growth and the positive effect of acquisitions completed by J:COM and Telenet in late 2008.

Adjusting for the effects of FX and acquisitions, we delivered 4% rebased revenue growth for both the second quarter and first half of 2009, as compared to the same periods last year. Our operations in Poland, Australia, Belgium and Chile posted strong rebased results in both periods, with our operations in Austria, Romania and Hungary continuing to adversely impact our consolidated rebased performance. Similar to recent quarters, we continue to generate higher revenue from our advanced services portfolio, which is being partially offset by the effects associated with ARPU compression, analog churn, and general softness in our non-subscription revenue, including revenue from business-to-business services.

Our consolidated ARPU per customer was $44.81 for the three months ended June 30, 2009, reflecting a decline of 5% on a reported basis, as compared to the prior year three month period. Adjusting for FX, we estimate consolidated ARPU per customer would have increased by approximately 5%. In terms of our reporting segments, both VTR and UPC posted local currency ARPU per customer growth of 4%, and Telenet and J:COM, both adversely impacted by 2008 acquisitions, realized relatively flat ARPU per customer on a year-over-year basis.

Operating Cash Flow

Operating cash flow, for the three and six month periods ended June 30, 2009, increased to $1.17 billion and $2.29 billion, respectively, reflecting a 2% increase over the comparable 2008 periods. Adjusting for FX, we realized OCF growth of 12% on both a quarterly and year-to date-basis, as compared to the corresponding prior year periods. Furthermore, adjusting for both FX and acquisition impacts, we achieved rebased OCF growth of 8% for each of the three and six month periods ending June 30, 2009, as compared to the respective 2008 periods. Driving our results in both periods were our operations in Poland, Belgium and Australia, each of which delivered rebased OCF growth in excess of 14%. With respect to the second quarter, our consolidated rebased growth was further helped by improved organic performances in Japan, Belgium, the Netherlands and Switzerland, as compared to first quarter results. Based upon our year-to-date performance and outlook for the second half of the year, we are reconfirming our 2009 OCF guidance for 5-7% rebased growth.

For the three and six months ended June 30, 2009, we reported consolidated OCF margins of 44.1% and 43.9%, respectively, reflecting improvements of 190 and 170 basis points, respectively, over the comparable 2008 periods. Our continued year-over-year margin improvement stems largely from increased operational leverage, derived as we grow and scale our business, and the positive impact of our cost containment efforts. For the six months ended June 30, 2009, UPC, Telenet and J:COM posted OCF margins of 47.7%, 51.3% and 43.0%, respectively, reflecting year-over-year increases of 180, 340, and 220 basis points, respectively. Conversely, VTR posted an OCF margin of 40.1%, down 120 basis points from the prior year, due in part to the negative effect of U.S. dollar-based programming expenses.

Net Loss Attributable to LGI Stockholders

For the three and six months ended June 30, 2009, we realized net losses attributable to LGI stockholders of $93 million ($0.34 per diluted share) and $392 million ($1.43 per diluted share), respectively. This compares to net earnings attributable to LGI stockholders of $428 million ($1.11 per diluted share) and $273 million ($0.55 per diluted share) for the three and six months ended June 30, 2008, respectively. The net losses in both 2009

PRESS RELEASE

periods were largely driven by increases in realized and unrealized losses on derivative instruments (predominantly non-cash) that were only partially offset by lower interest and income taxes.

Capital Expenditures and Free Cash Flow

Our capital expenditures declined by 2% from $561 million for the three months ended June 30, 2008 to $549 million for the three months ended June 30, 2009. For the six months ended June 30, 2008 and 2009, capital expenditures were flat at $1.1 billion for both periods, although adjusting for FX, our 2009 capital expenditures would have been higher than 2008. As a percentage of revenue, capital expenditures were 21% for both the three and six months ended June 30, 2009, as compared to 21% and 20% for the three and six months ended June 30, 2008, respectively. Of our capital expenditures for the six months ended June 30, 2009, approximately 62% related to customer premise equipment and scalable infrastructure, 23% related to line extensions and network upgrade and rebuild activity, and the remaining 15% related primarily to support capital.

As compared to the respective prior year periods, our second quarter 2009 FCF improved by 7% to $332 million and our year-to-date FCF improved by 15% to $496 million. The improvement in FCF over the first half of 2009 as compared to the prior year period in 2008 was due primarily to a $67 million increase in cash provided from the operating activities of our continuing operations. Our FCF growth was also marginally helped by FX. In terms of our FCF conversion ratio,12 we improved 22% for the six months ended June 30, 2009, as compared to 19% for the six months ended June 30, 2008. We are on track to achieve our full-year guidance target for FCF and would expect our FCF in the second half of 2009 to be heavily weighted towards the fourth quarter.

Leverage and Liquidity

At June 30, 2009, we reported $20.7 billion of debt and $2.2 billion of cash and cash equivalents (including restricted cash related to our debt instruments), resulting in net debt13 of $18.5 billion. In comparison to the first quarter, our debt balance increased approximately $1.5 billion due largely to FX translation, as many of our local currencies strengthened against the U.S. dollar, and to net borrowings of approximately $485 million. These two drivers also positively impacted our cash position, as we experienced an increase of approximately $685 million over Q1 2009. As compared to our reported first quarter of 2009, our gross and net leverage ratios14 increased slightly at June 30, 2009 to 4.4x and 4.0x, respectively, from 4.3x and 3.9x, respectively.

In the first half of 2009, we opportunistically improved our debt maturity schedule at our key UPC borrowing group, as approximately 99% of our debt at this group now matures in 2013 and beyond. At this credit pool, we have extended over $5.5 billion of debt to 2014 – 2018, reflecting an improvement of generally two to four years depending upon the debt refinanced. Since we reported our first quarter results in early May, we have announced and completed the following transactions at this credit pool:

•                  On May 29, 2009, we generated over $550 million in gross proceeds through U.S. dollar and Euro denominated issuances of senior notes due 2018; and

•                  On June 3, 2009, we rolled €1.2 billion of Facility M due 2014 into a new Facility U due 2017.15

Due in part to the debt transactions noted above, our consolidated liquidity position of $3.1 billion at quarter-end increased by approximately $840 million over March 31, 2009 levels. The $3.1 billion breaks down as follows: $1.8 billion of unrestricted cash, including $854 million at the parent and our non-operating subsidiaries and $899 million at our operating subsidiaries; and $1.3 billion of unused borrowing capacity, as represented by the maximum undrawn commitment under each of our credit facilities, including those at UPC Broadband Holding, Telenet and J:COM.16 Approximately 34% of our unused borrowing capacity is at the UPC Broadband Holding credit facility and upon completion of our second quarter bank reporting requirement, we estimate that approximately €197 million ($276 million) of the €323 million ($454 million) of capacity will be available at UPC Broadband Holding.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of June 30, 2009, Liberty Global operated state-of-the-art networks that served approximately 17 million customers across 14

PRESS RELEASE

countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our 2009 outlook including FCF and RGU growth in the balance of 2009, our future growth prospects, including our continued ability to generate free cash flow, expand our RGUs and increase our ARPU per customer, the phasing of our FCF growth in 2009, and our liquidity and access to capital markets, including our borrowing availability and ability to repay near-term debt amortizations; our expectations with respect to our collaboration with RTL and ability to develop similar relationships with broadcasters in other markets; our expectations with respect to the timing and impact of our roll-out of advanced products and services, including our EuroDOCSIS 3.0 deployment; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services and willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by percentage of revenue and achieve assumed margins, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including our most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations		Corporate Communications

Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Molly Bruce	+1 303.220.4202	Bert Holtkamp	+31 20.778.9447
K.C. Dolan	+1 303.220.6686

1                                For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2009, we have adjusted our historical 2008 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2008 and 2009 in the respective 2008 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2009 results, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed of during 2008 from our rebased amounts to the same extent that such entities were excluded from our results in 2009 and (iii) reflect the translation of our 2008 rebased amounts at the applicable average exchange rates that were used to translate our 2009 results. Please see page 9 for supplemental information.

2                                Please see page 12 for our operating cash flow definition and the required reconciliation.

3                                OCF margin is calculated by dividing OCF by total revenue for the applicable period.

4                                Please see page 19 for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

5                                Free cash flow or FCF is defined as net cash provided by the operating activities of our continuing operations less capital expenditures of our continuing operations, each as reported in our consolidated statements of cash flows. Please see page 14 for more information on FCF and the required reconciliation.

6                                The following abbreviations related to digital video services are defined as follows: DVR – digital video recorder; HD – high definition and VoD – video-on-demand.

7                                Consolidated liquidity position refers to the total of our cash and cash equivalents and the maximum undrawn commitment under each of our credit facilities (other than the VTR Bank Facility). Liquidity accessible to the parent refers to the total of our cash at the parent and our non-operating subsidiaries, cash at UPC Holding B.V., and its subsidiaries, and the amount available to borrow at our UPC Broadband Holding credit facility upon completion of our second quarter bank reporting requirements.

8                                UPC Slovenia was sold on July 15, 2009 and we have treated UPC Slovenia as a discontinued operation in our condensed consolidated financial statements. As a result, the results of operations and cash flows of UPC Slovenia have been reclassified to discontinued operations for all periods presented. Additionally, we are reporting subscriber metrics excluding the impact of this discontinued operation.

9                                Advanced services represent our services related to digital video, including digital cable and direct-to-home (“DTH”), broadband internet and telephony.

10                          Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

11                          ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship. ARPU or ARPU per RGU refers to the average monthly subscription revenue per average RGU. In both cases, the amounts are calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships or RGUs, as the case may be, for the period. The growth rate for ARPU per customer relationship for LGI and UPC is not adjusted for currency impacts unless otherwise noted.

12                          FCF conversion ratio is defined as FCF divided by OCF. Please see pages 12 and 14 for more information on OCF and FCF.

13                          Total debt includes capital lease obligations. Total cash and cash equivalents includes $476 million of restricted cash that is related to our debt instruments. Net debt is defined as total debt less cash and cash equivalents including our restricted cash balances related to our debt instruments.

14                          Our gross and net leverage ratios are defined as total debt and net debt to last quarter annualized operating cash flow.

15                          The final maturity date for Facility U will be the earlier of (i) December 31, 2017 and (ii) October 17, 2013, the date falling 90 days prior to the date on which the UPC Holding B.V. Senior Notes due 2014 fall due, if, on such date, such notes are outstanding in an aggregate principal amount of €250 million or more.

16                          The $1.3 billion amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries’ applicable facilities without regard to covenant compliance calculations. This amount excludes approximately $256 million related to unused borrowing capacity associated with the VTR Bank Facility. Pursuant to the deposit arrangements with the lender in relation to the VTR Bank Facility, we are required to fund a cash collateral account in an amount equal to the outstanding principal and interest under the VTR Bank Facility.

PRESS RELEASE

Liberty Global, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2009	December 31, 2008
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,752.9	$1,374.0
Trade receivables, net	820.4	1,002.8
Deferred income taxes	232.0	280.8
Derivative instruments	105.1	193.6
Current assets of discontinued operations	8.6	—
Other current assets	400.2	382.5
Total current assets	3,319.2	3,233.7

Restricted cash	470.8	470.8
Investments	1,011.1	979.8
Property and equipment, net	11,719.5	12,035.4
Goodwill	12,932.4	13,144.7
Intangible assets subject to amortization, net	2,130.4	2,405.0
Long-term assets of discontinued operations	181.2	—
Other assets, net	1,617.0	1,716.7

Total assets	$33,381.6	$33,986.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$725.6	$735.0
Deferred revenue and advance payments from subscribers and others	779.6	918.4
Current portion of debt and capital lease obligations	516.3	513.0
Derivative instruments	657.7	441.7
Accrued interest	121.7	142.4
Current liabilities of discontinued operations	8.8	—
Other accrued and current liabilities	1,414.8	1,491.6
Total current liabilities	4,224.5	4,242.1

Long-term debt and capital lease obligations	20,209.1	19,989.9
Deferred tax liabilities	786.8	902.7
Long-term liabilities of discontinued operations	20.2	—
Other long-term liabilities	2,275.2	2,356.7
Total liabilities	27,515.8	27,491.4

Commitments and contingencies

Equity:
Total Liberty Global, Inc. stockholders	2,829.2	3,393.0
Noncontrolling interests	3,036.6	3,101.7
Total equity	5,865.8	6,494.7

Total liabilities and equity	$33,381.6	$33,986.1

PRESS RELEASE

Liberty Global, Inc.

Condensed Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	in millions, except per share amounts

Revenue	$2,653.0	$2,713.7	$5,215.9	$5,308.9

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation)	995.9	1,058.1	1,972.4	2,075.1
Selling, general and administrative (SG&A) (including stock-based compensation)	522.1	552.6	1,012.2	1,079.0
Depreciation and amortization	709.7	740.0	1,403.3	1,440.3
Impairment, restructuring and other operating charges, net	123.4	3.3	124.2	1.9
	2,351.1	2,354.0	4,512.1	4,596.3
Operating income	301.9	359.7	703.8	712.6

Non-operating income (expense):
Interest expense	(212.8)	(290.7)	(423.0)	(570.3)
Interest and dividend income	6.6	16.9	28.1	51.8
Realized and unrealized gains (losses) on derivative instruments, net	(398.5)	406.4	(545.6)	71.0
Foreign currency transaction gains, net	258.6	210.4	84.8	383.0
Realized and unrealized gains due to changes in fair values of certain investments and debt, net	87.3	22.8	67.2	44.8
Losses on debt modifications	(24.3)	—	(24.3)	—
Share of results of affiliates, net	(1.1)	0.3	1.0	2.8
Other income (expense), net	(1.9)	1.2	(1.1)	0.7
	(286.1)	367.3	(812.9)	(16.2)
Earnings (loss) from continuing operations before income taxes	15.8	727.0	(109.1)	696.4

Income tax expense	(17.2)	(189.2)	(139.1)	(290.0)

Earnings (loss) from continuing operations	(1.4)	537.8	(248.2)	406.4

Earnings from discontinued operations, net of taxes	2.4	4.4	5.5	9.2

Net earnings (loss)	1.0	542.2	(242.7)	415.6

Net earnings attributable to noncontrolling interests	(94.1)	(114.0)	(149.1)	(143.0)

Net earnings (loss) attributable to Liberty Global, Inc. stockholders	$(93.1)	$428.2	$(391.8)	$272.6

Earnings (loss) per share attributable to Liberty Global, Inc. stockholders:
Basic:
Continuing operations	$(0.35)	$1.32	$(1.44)	$0.80
Discontinued operations	0.01	0.01	0.01	0.02
	$(0.34)	$1.33	$(1.43)	$0.82
Diluted:
Continuing operations	$(0.35)	$1.10	$(1.44)	$0.53
Discontinued operations	0.01	0.01	0.01	0.02
	$(0.34)	$1.11	$(1.43)	$0.55

PRESS RELEASE

Liberty Global, Inc.

Condensed Consolidated Statements of Cash Flows

	Six months ended June 30,
	2009	2008
	in millions
Cash flows from operating activities:
Net earnings (loss)	$(242.7)	$415.6
Earnings from discontinued operations	(5.5)	(9.2)
Earnings (loss) from continuing operations	(248.2)	406.4
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities	1,839.4	1,120.3
Net cash provided by operating activities	1,591.2	1,526.7

Cash flows from investing activities:
Capital expended for property and equipment	(1,081.9)	(1,077.7)
Cash paid in connection with acquisitions, net of cash acquired	(3.3)	(135.5)
Other investing activities, net	(6.5)	18.6
Net cash used by investing activities of discontinued operations	(9.3)	(6.6)
Net cash used by investing activities	(1,101.0)	(1,201.2)

Cash flows from financing activities:
Borrowings of debt	1,087.1	853.7
Repayments and repurchases of debt and capital lease obligations	(846.4)	(446.2)
Repurchase of Liberty Global, Inc. common stock	(206.9)	(1,613.7)
Payment of financing costs	(61.7)	(19.7)
Other financing activities, net	(40.0)	8.2
Net cash used by financing activities	(67.9)	(1,217.7)

Effect of exchange rates on cash	(43.4)	67.6

Net increase (decrease) in cash and cash equivalents:
Continuing operations	374.4	(825.1)
Discontinued operations	4.5	0.5
Net increase (decrease) in cash and cash equivalents	378.9	(824.6)

Cash and cash equivalents, beginning of period	1,374.0	2,035.5
Cash and cash equivalents, end of period	$1,752.9	$1,210.9

Cash paid for interest	$404.1	$725.5
Net cash paid for taxes	$123.3	$73.7

PRESS RELEASE

Revenue and Operating Cash Flow

The following tables present revenue and operating cash flow by reportable segment for the three and six months ended June 30, 2009, as compared to the corresponding prior year period. All of the reportable segments derive their revenue primarily from broadband communications services, including video, voice and broadband internet services. Certain segments also provide competitive local exchange carrier and other business-to-business services and J:COM provides certain programming distribution services. At June 30, 2009, our operating segments in the UPC Broadband Division provided services in nine European countries (excluding Slovenia). Our Other Central and Eastern Europe segment includes our operating segments in the Czech Republic, Poland, Romania and Slovakia. Telenet, J:COM and VTR provide broadband communications services in Belgium, Japan and Chile, respectively. Our corporate and other category includes (i) Austar, (ii) other less significant consolidated operating segments that provide broadband communications services in Puerto Rico and video programming and other services in Europe and Argentina and (iii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.

During the first quarter of 2009, we changed our reporting such that we no longer include video-on-demand costs within the central and corporate operations category of UPC. Instead, we present these costs within the individual operating segments of UPC. Segment information for all periods presented has been recast to reflect the reclassification of these costs. Additionally, our reportable segments have been reclassified for all periods to present UPC Slovenia as a discontinued operation. Previously, UPC Slovenia was included in our Other Central and Eastern Europe segment. We present only the reportable segments of our continuing operations in the following tables.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2009, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2008 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2008 and 2009 in our rebased amounts for the three and six months ended June 30, 2008 to the same extent that the revenue and OCF of such entities are included in our results for the three and six months ended June 30, 2009, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed of during 2008 from our rebased amounts for the six months ended June 30, 2008 to the same extent that such entities were excluded from our results for the six months ended June 30, 2009, and (iii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2008 at the applicable average exchange rates that were used to translate our results for the three and six months ended June 30, 2009. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended June 30, 2008 include Interkabel, Mediatti, four small acquisitions in Europe and two small acquisitions in Japan. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the six months ended June 30, 2008 include Interkabel, Mediatti, five small acquisitions in Europe and four small acquisitions in Japan. Additionally, the disposed entity that was excluded from the determination of our rebased revenue and OCF for the six months ended June 30, 2008 was Chellomedia’s Liveshop operation. In terms of acquired entities, we have reflected the revenue and OCF of these acquired entities in our 2008 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between generally accepted accounting principles in the U.S. (“GAAP”) and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2008 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2008 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2008 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2009 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2008. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative period, (ii) the U.S. dollar change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency translation effects (FX), and (iv) the percentage change from period to period on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

PRESS RELEASE

Revenue

	Three months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$277.4	$310.6	$(33.2)	(10.7)	2.4	—
Switzerland	248.7	268.5	(19.8)	(7.4)	(0.4)	—
Austria	118.2	143.9	(25.7)	(17.9)	(5.8)	—
Ireland	84.4	95.6	(11.2)	(11.7)	1.1	—
Total Western Europe	728.7	818.6	(89.9)	(11.0)	(0.1)	(0.2)
Hungary	79.6	108.5	(28.9)	(26.6)	(3.2)	—
Other Central and Eastern Europe	189.3	237.4	(48.1)	(20.3)	5.9	—
Total Central and Eastern Europe	268.9	345.9	(77.0)	(22.3)	3.1	2.5
Central and corporate operations	2.1	2.9	(0.8)	(27.6)	(23.8)	—
Total UPC Broadband Division	999.7	1,167.4	(167.7)	(14.4)	0.8	0.5

Telenet (Belgium)	400.5	387.9	12.6	3.2	18.4	7.4
J:COM (Japan)	839.1	691.1	148.0	21.4	12.9	4.7
VTR (Chile)	172.7	194.6	(21.9)	(11.3)	6.6	6.6
Corporate and other	259.1	294.8	(35.7)	(12.1)	6.6	—
Intersegment eliminations	(18.1)	(22.1)	4.0	18.1	7.0	—

Total LGI	$2,653.0	$2,713.7	$(60.7)	(2.2)	7.5	3.7

	Six months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$544.3	$611.7	$(67.4)	(11.0)	2.2	—
Switzerland	486.8	520.9	(34.1)	(6.5)	0.6	—
Austria	232.8	283.7	(50.9)	(17.9)	(5.8)	—
Ireland	164.2	184.0	(19.8)	(10.8)	2.4	—
Total Western Europe	1,428.1	1,600.3	(172.2)	(10.8)	0.3	0.1
Hungary	155.9	208.5	(52.6)	(25.2)	(1.9)	—
Other Central and Eastern Europe	364.7	456.6	(91.9)	(20.1)	5.5	—
Total Central and Eastern Europe	520.6	665.1	(144.5)	(21.7)	3.2	2.6
Central and corporate operations	4.3	5.6	(1.3)	(23.2)	(13.5)	—
Total UPC Broadband Division	1,953.0	2,271.0	(318.0)	(14.0)	1.1	0.7

Telenet (Belgium)	777.1	762.3	14.8	1.9	17.0	6.3
J:COM (Japan)	1,702.1	1,370.4	331.7	24.2	13.0	4.4
VTR (Chile)	328.5	381.1	(52.6)	(13.8)	8.1	8.1
Corporate and other	492.0	569.9	(77.9)	(13.7)	7.2	—
Intersegment eliminations	(36.8)	(45.8)	9.0	19.7	8.0	—

Total LGI	$5,215.9	$5,308.9	$(93.0)	(1.8)	7.7	3.7

PRESS RELEASE

Operating Cash Flow

	Three months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$159.2	$168.4	$(9.2)	(5.5)	8.4	—
Switzerland	138.9	137.5	1.4	1.0	8.7	—
Austria	59.0	76.0	(17.0)	(22.4)	(10.9)	—
Ireland	35.3	35.7	(0.4)	(1.1)	13.6	—
Total Western Europe	392.4	417.6	(25.2)	(6.0)	5.4	5.4
Hungary	40.1	55.1	(15.0)	(27.2)	(3.8)	—
Other Central and Eastern Europe	93.6	123.2	(29.6)	(24.0)	1.0	—
Total Central and Eastern Europe	133.7	178.3	(44.6)	(25.0)	(0.5)	(1.1)
Central and corporate operations	(44.9)	(58.2)	13.3	22.9	9.9	—
Total UPC Broadband Division	481.2	537.7	(56.5)	(10.5)	5.1	5.2

Telenet (Belgium)	208.4	189.9	18.5	9.7	25.7	15.0
J:COM (Japan)	356.5	275.8	80.7	29.3	20.3	10.6
VTR (Chile)	70.2	81.9	(11.7)	(14.3)	2.9	2.9
Corporate and other	52.6	60.7	(8.1)	(13.3)	8.5	—

Total	$1,168.9	$1,146.0	$22.9	2.0	12.2	8.3

	Six months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$311.9	$334.7	$(22.8)	(6.8)	7.0	—
Switzerland	269.4	269.8	(0.4)	(0.1)	7.5	—
Austria	117.0	144.4	(27.4)	(19.0)	(6.9)	—
Ireland	66.1	69.6	(3.5)	(5.0)	8.8	—
Total Western Europe	764.4	818.5	(54.1)	(6.6)	4.9	4.8
Hungary	78.4	106.2	(27.8)	(26.2)	(3.3)	—
Other Central and Eastern Europe	183.3	233.6	(50.3)	(21.5)	3.7	—
Total Central and Eastern Europe	261.7	339.8	(78.1)	(23.0)	1.6	0.9
Central and corporate operations	(94.4)	(115.2)	20.8	18.1	3.7	—
Total UPC Broadband Division	931.7	1,043.1	(111.4)	(10.7)	4.7	4.6

Telenet (Belgium)	399.0	364.8	34.2	9.4	25.5	14.5
J:COM (Japan)	732.3	559.4	172.9	30.9	19.1	9.3
VTR (Chile)	131.6	157.5	(25.9)	(16.4)	4.7	4.7
Corporate and other	96.1	113.3	(17.2)	(15.2)	11.8	—

Total	$2,290.7	$2,238.1	$52.6	2.4	12.0	7.7

PRESS RELEASE

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, provisions for litigation, and impairment, restructuring and other operating charges or credits). Other operating charges or credits include gains and losses on the disposition of long-lived assets and, effective with our adoption of SFAS 141(R), due diligence, legal, advisory and other third-party costs directly related to our efforts to acquire controlling interests in entities. We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. However, our definition of operating cash flow may differ from cash flow measurements provided by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our earnings (loss) from continuing operations before income taxes is presented below.

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	in millions

Total segment operating cash flow	$1,168.9	$1,146.0	$2,290.7	$2,238.1
Stock-based compensation expense	(33.9)	(43.0)	(59.4)	(83.3)
Depreciation and amortization	(709.7)	(740.0)	(1,403.3)	(1,440.3)
Impairment, restructuring and other operating charges, net	(123.4)	(3.3)	(124.2)	(1.9)
Operating income	301.9	359.7	703.8	712.6
Interest expense	(212.8)	(290.7)	(423.0)	(570.3)
Interest and dividend income	6.6	16.9	28.1	51.8
Realized and unrealized gains (losses) on derivative instruments, net	(398.5)	406.4	(545.6)	71.0
Foreign currency transaction gains, net	258.6	210.4	84.8	383.0
Realized and unrealized gains due to changes in fair values of certain investments and debt, net	87.3	22.8	67.2	44.8
Losses on debt modifications	(24.3)	—	(24.3)	—
Share of results of affiliates, net	(1.1)	0.3	1.0	2.8
Other income (expense), net	(1.9)	1.2	(1.1)	0.7
Earnings (loss) from continuing operations before income taxes	$15.8	$727.0	$(109.1)	$696.4

PRESS RELEASE

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table1 details the U.S. dollar equivalent balances of our consolidated debt, capital lease obligations and cash and cash equivalents at June 30, 2009:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt	Obligations	Obligations	Equivalents[2]
	in millions
LGI and its non-operating subsidiaries	$2,295.6	$—	$2,295.6	$853.5
UPC Holding (excluding VTR)	10,914.0	31.1	10,945.1	115.3
Telenet	2,877.1	434.7	3,311.8	216.6
J:COM	1,909.7	657.0	2,566.7	412.1
VTR	465.5	0.7	466.2	60.0
Austar	685.4	—	685.4	75.7
Chellomedia	277.8	—	277.8	12.0
Liberty Puerto Rico	176.8	—	176.8	5.4
Other operating subsidiaries	—	—	—	2.3
Total LGI	$19,601.9	$1,123.5	$20,725.4	$1,752.9

Capital Expenditures and Capital Lease Additions

The following table highlights our capital expenditures per category, as well as capital lease additions for the indicated periods:

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	in millions
Customer premises equipment	$268.8	$237.1	$545.3	$468.2
Scalable infrastructure	66.4	93.6	120.7	154.2
Line extensions	58.7	38.7	101.9	79.6
Upgrade/rebuild	77.4	95.4	152.6	172.6
Support capital	74.6	91.1	156.2	191.7
Other including Chellomedia	3.4	4.7	5.2	11.4
Total capital expenditures (“capex”)	$549.3	$560.6	$1,081.9	$1,077.7

Capital expenditures	$549.3	$560.6	$1,081.9	$1,077.7
Capital lease additions	51.0	30.2	98.2	71.6
Total capex and capital leases	$600.3	$590.8	$1,180.1	$1,149.3

As % of revenue
Capital expenditures	20.7%	20.7%	20.7%	20.3%
Capex and capital leases	22.6%	21.8%	22.6%	21.6%

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
[2]	Excludes $476 million of restricted cash related to our debt instruments.

PRESS RELEASE

Free Cash Flow Definition and Reconciliation

FCF is defined as net cash provided by the operating activities of our continuing operations less the capital expenditures of our continuing operations, each as reported in our consolidated statements of cash flows. Adjusted FCF represents FCF less the non-cash capital lease additions of our continuing operations. FCF and Adjusted FCF are not GAAP measures of liquidity.

We believe that our presentation of FCF and Adjusted FCF provides useful information to our investors because these measures can be used to gauge our ability to service debt and fund new investment opportunities. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view FCF as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated cash flow statements. The following table highlights the reconciliation of our continuing operations’ net cash provided by operating activities to FCF and FCF to Adjusted FCF for the indicated periods:

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	in millions
Net cash provided by operating activities	$881.5	$870.4	$1,577.4	$1,510.4
Capital expenditures	(549.3)	(560.6)	(1,081.9)	(1,077.7)
FCF	$332.2	$309.8	$495.5	$432.7

FCF	$332.2	$309.8	$495.5	$432.7
Capital lease additions	(51.0)	(30.2)	(98.2)	(71.6)
Adjusted FCF	$281.2	$279.6	$397.3	$361.1

ARPU per Customer Relationship Table3

The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended June 30,
	2009		2008		% Change
UPC Broadband		€23.51		€23.23	1.2%

Telenet		€35.17		€34.96	0.6%

J:COM		¥7,236		¥7,274	(0.5)%

VTR	CLP	28,727	CLP	27,493	4.5%

Liberty Global Consolidated		$44.81		$47.10	(4.9)%

[3]

ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. ARPU per customer relationship for UPC Broadband and Liberty Global Consolidated are not adjusted for currency impacts.

PRESS RELEASE

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at June 30, 2009, March 31, 2009 and June 30, 2008:

	June 30, 2009	March 31, 2009	June 30, 2008	Q2’09 / Q1’09 (% Change)	Q2’09 / Q2’08 (% Change)
Total Customers
UPC Broadband	9,164,400	9,258,200	9,425,900	(1.0)%	(2.8)%
Telenet	2,374,000	2,386,200	1,977,400	(0.5)%	20.1%
J:COM	3,219,200	3,181,200	2,759,600	1.2%	16.7%
VTR	1,038,800	1,031,200	1,017,700	0.7%	2.1%
Other	857,600	848,100	811,700	1.1%	5.7%
Liberty Global Consolidated	16,654,000	16,704,900	15,992,300	(0.3)%	4.1%

Total Single-Play Customers	10,046,100	10,247,100	10,264,800	(2.0)%	(2.1)%
Total Double-Play Customers	3,240,000	3,197,200	2,986,900	1.3%	8.5%
Total Triple-Play Customers	3,367,900	3,260,600	2,740,600	3.3%	22.9%

% Double-Play Customers
UPC Broadband	16.8%	16.4%	15.9%	2.4%	5.7%
Telenet	22.7%	22.5%	26.1%	0.9%	(13.0)%
J:COM	28.0%	28.0%	27.4%	0.0%	2.2%
VTR	20.8%	20.6%	18.5%	1.0%	12.4%
Liberty Global Consolidated	19.5%	19.1%	18.7%	2.1%	4.3%

% Triple-Play Customers
UPC Broadband	16.1%	15.6%	13.3%	3.2%	21.1%
Telenet	25.5%	24.2%	18.2%	5.4%	40.1%
J:COM	25.7%	25.2%	25.7%	2.0%	0.0%
VTR	42.1%	40.9%	39.6%	2.9%	6.3%
Liberty Global Consolidated	20.2%	19.5%	17.1%	3.6%	18.1%

RGUs per Customer Relationship
UPC Broadband	1.49	1.48	1.43	0.7%	4.2%
Telenet	1.74	1.71	1.62	1.8%	7.4%
J:COM	1.79	1.78	1.79	0.6%	0.0%
VTR	2.05	2.02	1.98	1.5%	3.5%
Liberty Global Consolidated	1.60	1.58	1.53	1.3%	4.6%

PRESS RELEASE

Fixed Income Overview

The following tables provide preliminary financial information for UPC Holding B.V. (“UPC Holding”) and Chellomedia Programming Financing HoldCo B.V. (“Chellomedia Programming”) and are subject to completion of the respective financial statements and to finalization of the respective compliance certificates for the second quarter of 2009.

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009		2008
	in millions
UPC Holding:
Revenue	€860.1	€871.4	€1,709.5		€1,731.0
OCF	404.5	396.5	796.8		783.7

Chellomedia Programming:
Revenue	€50.0	€55.1	€101.0		€103.8
OCF	11.1	14.0	24.0		27.1

	Debt, Cash and Leverage at June 30, 2009[4]
	Total Debt and Capital Lease Obligations[5]	Cash and Cash Equivalents[6]	Senior Leverage		Total Leverage
	in millions

UPC Holding	€8,121.9	€124.7	3.82	x	4.80	x
Chellomedia Programming	197.8	7.8	3.80	x	3.80	x

Operating Cash Flow Definition and Reconciliations

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision makers to evaluate operating performance and to decide how to allocate resources. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and other charges or credits outlined in the respective tables below). Investors should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income or cash flows. The following tables provide the appropriate reconciliations:

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	in millions
UPC Holding
Total segment operating cash flow	€404.5	€396.5	€796.8	€783.7
Stock-based compensation expense	(9.1)	(9.8)	(12.5)	(18.2)
Depreciation and amortization	(264.0)	(273.7)	(525.3)	(541.5)
Related-party fees and allocations, net	4.9	7.4	10.6	8.1
Impairment, restructuring and other operating charges, net	(85.9)	(2.3)	(89.5)	(4.9)
Operating income	€50.4	€118.1	€180.1	€227.2

Chellomedia Programming
Total segment operating cash flow	€11.1	€14.0	€24.0	€27.1
Stock-based compensation expense	(0.2)	(0.1)	(0.4)	(0.2)
Depreciation and amortization	(4.3)	(4.3)	(8.7)	(8.4)
Related-party management fees	(1.8)	(1.2)	(4.6)	(1.2)
Impairment, restructuring and other operating charges	(1.1)	(0.3)	(1.4)	(0.3)
Operating income	€3.7	€8.1	€8.9	€17.0

[4]

In the covenant calculations for UPC Holding, we utilize debt figures that take into account currency swaps. Reported OCF and debt may differ from what is used in the calculation of the respective covenants. The ratios for each of the two entities are based on June 30, 2009 results, and are subject to completion of our second quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. As defined and calculated in accordance with the UPC Broadband Holding Bank Facility, senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding. For Chellomedia Programming, senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized).

[5]	Debt for UPC Holding reflects only third-party debt. Debt for Chellomedia Programming reflects third-party debt and a loan payable to a related-party of €7 million.
[6]	Excludes restricted cash.

PRESS RELEASE

	Consolidated Operating Data — June 30, 2009
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
The Netherlands	2,753,000	2,648,100	1,989,200	3,272,400	1,299,400	687,000	—	—	1,986,400	2,648,100	693,000	2,601,200	593,000
Switzerland(13)	1,961,200	1,616,600	1,587,400	2,344,200	1,195,400	356,800	—	—	1,552,200	1,806,600	484,900	1,804,600	307,100
Austria	1,154,100	1,154,100	724,800	1,239,200	336,700	208,300	—	—	545,000	1,154,100	425,900	1,154,100	268,300
Ireland	875,900	552,800	542,400	684,100	187,500	251,000	—	80,200	518,700	552,800	121,600	448,500	43,800
Total Western Europe	6,744,200	5,971,600	4,843,800	7,539,900	3,019,000	1,503,100	—	80,200	4,602,300	6,161,600	1,725,400	6,008,400	1,212,200
Hungary	1,225,500	1,202,200	923,300	1,382,300	511,400	124,300	182,900	—	818,600	1,202,200	324,300	1,204,700	239,400
Romania	2,069,900	1,706,500	1,248,300	1,639,500	912,900	179,600	155,800	—	1,248,300	1,581,100	250,700	1,519,300	140,500
Poland	2,004,600	1,825,900	1,082,900	1,602,200	855,400	160,400	—	—	1,015,800	1,825,900	425,600	1,824,700	160,800
Czech Republic	1,308,200	1,198,400	776,100	1,131,400	187,500	353,100	111,100	—	651,700	1,198,400	334,800	1,194,300	144,900
Slovakia	485,600	418,300	290,000	365,100	205,000	42,700	30,300	4,600	282,600	383,200	58,000	383,200	24,500
Total Central and Eastern Europe	7,093,800	6,351,300	4,320,600	6,120,500	2,672,200	860,100	480,100	4,600	4,017,000	6,190,800	1,393,400	6,126,200	710,100
Total UPC Broadband Division	13,838,000	12,322,900	9,164,400	13,660,400	5,691,200	2,363,200	480,100	84,800	8,619,300	12,352,400	3,118,800	12,134,600	1,922,300

Telenet (Belgium)	2,781,300	2,781,300	2,374,000	4,123,200	1,519,900	854,100	—	—	2,374,000	2,781,300	1,055,200	2,781,300	694,000

J:COM (Japan)	12,466,300	12,466,300	3,219,200	5,777,200	396,200	2,178,400	—	—	2,574,600	12,466,300	1,536,400	11,679,900	1,666,200

The Americas:
VTR (Chile)	2,564,800	1,871,100	1,038,800	2,129,800	417,500	472,600	—	—	890,100	1,871,100	628,800	1,857,100	610,900
Puerto Rico	347,000	347,000	128,600	210,200	—	90,600	—	—	90,600	347,000	74,400	347,000	45,200
Total The Americas	2,911,800	2,218,100	1,167,400	2,340,000	417,500	563,200	—	—	980,700	2,218,100	703,200	2,204,100	656,100

Austar (Australia)	2,499,200	—	729,000	729,000	—	—	728,700	—	728,700	30,400	300	—	—
Total Continuing Operations	34,496,600	29,788,600	16,654,000	26,629,800	8,024,800	5,958,900	1,208,800	84,800	15,277,300	29,848,500	6,413,900	28,799,900	4,938,600
Discontinued Operations — Slovenia	227,600	173,400	156,700	248,200	135,100	17,200	—	4,400	156,700	173,400	58,700	173,400	32,800
Grand Total	34,724,200	29,962,000	16,810,700	26,878,000	8,159,900	5,976,100	1,208,800	89,200	15,434,000	30,021,900	6,472,600	28,973,300	4,971,400

PRESS RELEASE

	Subscriber Variance Table – June 30, 2009 vs. March 31, 2009
		Two-way			Video					Internet		Telephony
	Homes Passed (1)	Homes Passed (2)	Customer Relationships (3)	Total RGUs (4)	Analog Cable Subscribers (5)	Digital Cable Subscribers (6)	DTH Subscribers (7)	MMDS Subscribers (8)	Total Video	Homes Serviceable (9)	Subscribers (10)	Homes Serviceable (11)	Subscribers (12)
UPC Broadband Division:
The Netherlands	4,900	5,200	(26,700)	(18,700)	(43,200)	16,500	—	—	(26,700)	5,200	3,900	23,100	4,100
Switzerland	86,900	267,800	(4,200)	(6,000)	(2,500)	(2,500)	—	—	(5,000)	267,800	(300)	267,800	(700)
Austria	5,500	5,500	(6,400)	5,900	(14,500)	11,300	—	—	(3,200)	5,500	(1,300)	5,500	10,400
Ireland	(600)	25,400	(7,300)	8,700	(18,100)	11,000	—	(3,400)	(10,500)	25,400	10,200	29,800	9,000
Total Western Europe	96,700	303,900	(44,600)	(10,100)	(78,300)	36,300	—	(3,400)	(45,400)	303,900	12,500	326,200	22,800
Hungary	16,000	18,400	(16,000)	(6,600)	(31,800)	16,900	1,100	—	(13,800)	18,400	800	18,400	6,400
Romania	100	6,100	(15,300)	(800)	(48,100)	32,300	400	—	(15,400)	6,100	5,400	6,100	9,200
Poland	5,500	21,900	(2,400)	17,200	(40,900)	37,800	—	—	(3,100)	21,900	15,100	36,300	5,200
Czech Republic	3,600	3,600	(10,500)	(1,300)	(29,900)	18,500	(5,500)	—	(16,900)	3,600	6,600	11,400	9,000
Slovakia	(600)	11,200	(5,000)	(1,000)	(11,400)	7,600	(600)	(600)	(5,000)	10,600	2,100	10,600	1,900
Total Central and Eastern Europe	24,600	61,200	(49,200)	7,500	(162,100)	113,100	(4,600)	(600)	(54,200)	60,600	30,000	82,800	31,700
Total UPC Broadband Division	121,300	365,100	(93,800)	(2,600)	(240,400)	149,400	(4,600)	(4,000)	(99,600)	364,500	42,500	409,000	54,500

Telenet (Belgium)	6,200	6,200	(12,200)	46,400	(86,000)	73,800	—	—	(12,200)	6,200	30,100	6,200	28,500

J:COM (Japan)[6]	86,300	86,300	38,000	103,600	(73,200)	93,100	—	—	19,900	86,300	32,600	167,600	51,100

The Americas:
VTR (Chile)	24,500	40,200	7,600	43,000	(42,600)	49,700	—	—	7,100	40,200	23,300	40,700	12,600
Puerto Rico	800	800	3,000	9,400	—	4,100	—	—	4,100	800	1,200	800	4,100
Total The Americas	25,300	41,000	10,600	52,400	(42,600)	53,800	—	—	11,200	41,000	24,500	41,500	16,700

Austar (Australia)	6,200	—	6,500	6,500	—	—	6,500	—	6,500	—	—	—	—
Total Continuing Operations	245,300	498,600	(50,900)	206,300	(442,200)	370,100	1,900	(4,000)	(74,200)	498,000	129,700	624,300	150,800

Discontinued Operations – Slovenia	2,000	2,600	(1,800)	3,500	(5,200)	3,000	—	400	(1,800)	2,600	1,500	2,600	3,800
Grand Total	247,300	501,200	(52,700)	209,800	(447,400)	373,100	1,900	(3,600)	(76,000)	500,600	131,200	626,900	154,600

ORGANIC GROWTH SUMMARY:
UPC Broadband Division	28,700	87,800	(99,800)	(11,000)	(245,800)	149,200	(4,600)	(4,000)	(105,200)	87,200	40,600	131,700	53,600
Telenet (Belgium)	6,200	6,200	(12,200)	46,400	(86,000)	73,800	—	—	(12,200)	6,200	30,100	6,200	28,500
J:COM (Japan)	86,300	86,300	38,000	103,600	(73,200)	93,100	—	—	19,900	86,300	32,600	167,600	51,100
The Americas	25,300	41,000	10,600	52,400	(42,600)	53,800	—	—	11,200	41,000	24,500	41,500	16,700
Austar (Australia)	6,200	—	6,500	6,500	—	—	6,500	—	6,500	—	—	—	—
Organic Change from Continuing Operations	152,700	221,300	(56,900)	197,900	(447,600)	369,900	1,900	(4,000)	(79,800)	220,700	127,800	347,000	149,900
Organic Change from Discontinued Operations	2,000	2,600	(1,800)	3,500	(5,200)	3,000	—	400	(1,800)	2,600	1,500	2,600	3,800
Total Organic Change	154,700	223,900	(58,700)	201,400	(452,800)	372,900	1,900	(3,600)	(81,600)	223,300	129,300	349,600	153,700

ADJUSTMENTS:
Acquisition - Feldbach (Austria)	2,000	2,000	1,300	1,400	1,200	—	—	—	1,200	2,000	200	2,000	—
Acquisition - Heves & Nograd (Hungary)	13,400	13,400	4,700	7,000	4,200	200	—	—	4,400	13,400	1,700	13,400	900
Total Q2 acquisitions	15,400	15,400	6,000	8,400	5,400	200	—	—	5,600	15,400	1,900	15,400	900
Q2 2009 Slovakia adjustment	(2,200)	—	—	—	—	—	—	—	—	—	—	—	—
Q2 2009 Switzerland adjustment	79,400	261,900	—	—	—	—	—	—	—	261,900	—	261,900	—
Net adjustments	92,600	277,300	6,000	8,400	5,400	200	—	—	5,600	277,300	1,900	277,300	900

Net Adds (Reductions) from Continuing Ops	245,300	498,600	(50,900)	206,300	(442,200)	370,100	1,900	(4,000)	(74,200)	498,000	129,700	624,300	150,800
Net Adds (Reductions) from Discontinued Ops	2,000	2,600	(1,800)	3,500	(5,200)	3,000	—	400	(1,800)	2,600	1,500	2,600	3,800
Total Net Adds (Reductions)	247,300	501,200	(52,700)	209,800	(447,400)	373,100	1,900	(3,600)	(76,000)	500,600	131,200	626,900	154,600

PRESS RELEASE

Footnotes for Operating Data and Subscriber Variance Tables

(1)

Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH. With respect to Austar, we count all homes in the areas that Austar is authorized to serve as Homes Passed. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)

Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in some cases, telephony services. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)

Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g. primary home and vacation home), that individual will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)

Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a permanent basis (e.g. VIP subscribers, free service to employees) are not counted as RGUs.

(5)

Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 482,800 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)

Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to our analog cable service. We include 38,700 of these subscribers in the Digital Cable Subscribers reported for Cablecom. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom. The increase in J:COM’s Digital Cable Subscribers during the three months ended June 30, 2009 includes 3,200 RGUs that were added when J:COM began charging its employees a discounted rate for digital cable television services.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)

Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer or building owner. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)

Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 79,200 residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections.

(11)

Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer or building owner. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)

Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 43,000 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)

Pursuant to service agreements, Cablecom offers digital cable, broadband internet and telephony services over networks owned by third-party cable operators (partner networks). A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. Cablecom’s partner network information generally is presented one quarter in arrears such that information included in our June 30, 2009 subscriber table is based on March 31, 2009 data. In our June 30, 2009 subscriber table, Cablecom’s partner networks account for 82,700 Customer Relationships, 117,800 RGUs, 47,400 Digital Cable Subscribers, 190,000 Internet Homes Serviceable, 188,000 Telephony Homes Serviceable, 42,800 Internet Subscribers, and 27,600 Telephony Subscribers. In addition, partner networks account for 373,800 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our June 30, 2009 subscriber table.

Additional General Notes to Tables:

With respect to Chile, Japan and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries (with the exception of Telenet, which counts commercial establishments on a per connection basis). EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. Telenet leases a portion of its network under a long-term capital lease arrangement. This table includes operating statistics for Telenet’s owned and leased networks. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, Belgium and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported.  Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews. Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.